                                                      FILED PURSUANT TO RULE 433
                                                     REGISTRATION NO. 333-139016
                                                                FEBRUARY 9, 2007

STATE STREET GLOBAL ADVISORS
PRESS RELEASE                                                   FEBRUARY 8, 2007

MEDIA CONTACTS:
Brian Willinsky
State Street Corporation
617-664-8576

Troy Mayclim
River Communications
914-686-5599

                 STREETTRACKS(R) GOLD SHARES (NYSE SYMBOL: GLD)
                            TO START EARLIER TRADING

     BOSTON - FEBRUARY 8, 2007 - State Street Global Markets LLC, an affiliate of State Street Global Advisors ("State Street") (NYSE: STT), and World Gold
Trust Services, LLC, a wholly-owned subsidiary of the World Gold Council, today announced that the opening of trading in streetTRACKS(R) Gold Shares (NYSE
Symbol: GLD) on the New York Stock Exchange will be changed from 9:30 a.m.
Eastern Time to 8:20 a.m. Eastern Time, effective Friday, February 9, 2007.

     The earlier opening will allow investors to start trading streetTRACKS Gold
Shares (GLD Shares) at the same time that trading in COMEX(R) gold futures and gold options commences at the New York Mercantile Exchange Inc. The real time gold spot price and Intraday Indicative Value for GLD Shares will also be available at 8:20 a.m. EST at the Trust's website
(www.streettracksgoldshares.com). With the exception of the new opening time, trading and operations of GLD Shares remain unchanged.

     "As the first exchange traded fund to provide investors with convenient, cost effective access to the gold bullion market, we are pleased that GLD Shares will be the first and only ETF to offer this enhanced ability to access the broad, global liquidity of the gold bullion marketplace," said James Burton, managing director of World Gold Trust Services, LLC. "Investors will now be able to trade GLD Shares at the same time that trading in other gold-based instruments begins in other markets, and we expect this enhancement will increase the

                                                   STATE STREET    |
                                                   GLOBAL ADVISORS | [ssga LOGO]

success of this innovative exchange traded fund."

     "As a leader in ETF trading, NYSE Group is continually looking for ways to increase the reach and visibility of the products listed on our exchanges," said
Lisa Dallmer, NYSE Group Senior Vice President, Exchange Traded Funds and
Indexes. "State Street's highly successful Gold Shares product is one of the fastest ETFs to achieve over $9 billion in assets under management and is one of the most actively traded NYSE listed ETFs, with an average daily turnover of
$259 million in the fourth-quarter 2006."

                     STREETTRACKS(R) GOLD SHARES' RAPID RISE

     streetTRACKS(R) Gold Trust was launched on November 18, 2004, and has emerged as one of the fastest growing U.S.-listed ETFs in history. As of January
31, 2007, assets under management in the fund totaled approximately $9.5 billion. Amid robust investor demand and strong market performance, the
streetTRACKS(R) GLD Trust is now the seventh largest ETF by assets in the U.S.
World Gold Trust Services, LLC is the sponsor and State Street Global Markets,
LLC is the marketing agent of streetTRACKS(R) Gold Trust.

ABOUT WORLD GOLD TRUST SERVICES, LLC.

World Gold Trust Services, LLC is a wholly owned subsidiary of the World Gold
Council (WGC) which is a commercially-driven marketing organization that is funded by the world's leading gold mining companies. A global advocate for gold, the WGC aims to promote the demand for gold in all its forms through marketing activities in major international markets. For further information, visit
www.gold.org.

ABOUT STATE STREET GLOBAL ADVISORS

State Street Global Advisors, the investment management arm of State Street
Corporation, delivers investment strategies and integrated solutions to clients worldwide across every asset class, investment approach and style. With US$1.7 trillion in assets under management as of December 31, 2006, State Street Global
Advisors has investment centers in Boston, Hong Kong, London, Milan, Montreal,
Munich, Paris, Singapore, Sydney, Tokyo and Zurich, and offices in 25 cities worldwide.

STATE STREET CORPORATION

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ABOUT STATE STREET GLOBAL MARKETS, LLC

State Street Global Markets provides specialized investment research and trading in foreign exchange, equities, fixed income and derivatives. Its goal is to enhance and preserve portfolio values for asset managers and asset owners. From its unique position at the crossroads of the global markets, it creates and unlocks value for its clients with original flow-based research, innovative portfolio strategies, trade process optimization, and global connectivity across multiple asset classes and markets. State Street Global Markets, an affiliate of
State Street Global Advisors, is the marketing agent for the streetTRACKS(R)
Gold Trust.

                                     # # # #

streetTRACKS(R) is a registered trademark of State Street Corporation, an affiliate of the Marketing Agent and State Street Global Advisors.

streetTRACKS(R) Gold Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the
Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street
Global Markets, LLC, One Lincoln Street, Attn: streetTRACKS(R), 30th Floor,
Boston, MA 02111.

The prospectus contains material information about the Trust and its Shares which is material and/or which may be important to you. You should read the entire prospectus, including "Risk Factors" before making an investment decision about the Shares.

The value of the Shares relates directly to the value of the gold held by the
Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares.

Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to similarly decline.

Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not
registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act.

Neither the Sponsor nor the Trustee is subject to regulation by the CFTC.
Shareholders will not have the regulatory protections provided to investors in
CEA-regulated instruments or commodity pools.

STATE STREET CORPORATION

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                                      # # #

streetTRACKS(R) GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the
Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street
Global Markets, LLC, One Lincoln Street, Attn: streetTRACKS(R), 30th Floor,
Boston, MA 02111.